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                                   EXHIBIT 4



                            SCIENTIFIC-ATLANTA, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN


     1.   Purpose.  The purpose of the Scientific-Atlanta, Inc. 1998 Employee
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Stock Purchase Plan (hereinafter referred to as the "Plan") is to encourage and facilitate the accumulation of savings by eligible employees and to foster good employee relations by providing an opportunity for employees to acquire a proprietary interest in Scientific-Atlanta, Inc. (hereinafter referred to as the "Corporation").

     2.   Administration.  The Plan shall be administered by the Human Resources
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and Compensation Committee of the Board of Directors of the Corporation or such other committee of directors as may be appointed by the Board for that purpose (the "Committee"). The Committee shall have the authority to interpret the Plan and establish such regulations and policies and take all such other actions as may be necessary or desirable to carry out the provisions contained herein. A decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and binding on all persons. All costs and expenses incurred in administering the Plan shall be paid by the Corporation and other Participating Employers, as hereafter defined.

     3.   Participating Employers.  The Plan shall be offered by the Corporation
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to its eligible employees and to the eligible employees of those companies whose
Boards of Directors specifically authorize participation in the Plan and which companies are wholly-owned subsidiaries or majority-owned affiliated companies of the Corporation, all of said companies (including the Corporation) hereinafter referred to collectively as "Participating Employers".

     4.   Eligibility.  Each regular employee of each Participating Employer
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(excluding officers and directors of the Corporation) who works at least 20 hours per week shall be eligible to participate in the Plan beginning in the Quarterly Plan Period (as defined below) next following such employee's completion of one hour of regular service with the Corporation and/or any other Participating Employers, provided, however, that while a person is performing services in one of the following categories, he or she shall not be entitled to participate in the Plan, notwithstanding any provision to the contrary:

          (i) A Temporary Employee (including Co-op Employees) - a person employed on a temporary basis by the Participating Employer, as classified by the Participating Employer in its sole discretion, regardless of how long the person actually works for the Participating Employer;
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          (ii)  An Independent Contractor - a person whom the Participating
                Employer regards to be an independent contractor, as evidenced by the fact that the Participating Employer does not withhold taxes from the person's compensation, even if the individual is determined to be a common law employee of the Participating Employer;

          (iii) A Contractor's Employee - a person working for a company providing goods or services (including temporary employee services) to the Participating Employer whom the Participating Employer does not regard to be its common law employee, as evidenced by the fact that the Participating Employer does not withhold taxes from the person's compensation, even if the individual is determined to be a common law employee of the Participating Employer;

          (iv) A Leased Employee - a person who is a leased employee within the meaning of Internal Revenue Code (hereinafter referred to as the "Code") Section 414(n);

          (v) A Person Who Has Waived Participation - a person to whom the Participating Employer did not extend the opportunity of participating in the Plan and who agreed orally or in writing to such non-participant status; and

          (vi) An Otherwise Excluded Individual - a person excluded from participation in the Plan by any other provision.

     Notwithstanding anything herein to the contrary, directors of the Corporation and officers of the Corporation who are elected by the Board of Directors shall not be eligible to participate in the Plan. The periods January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31 shall constitute the "Quarterly Plan Periods" as used herein. "Regular service" as is used in this paragraph shall mean continuous service of at least 20 hours per week, including all actual working earned time, all earned time off for vacation, all earned sick leave taken, and all other excused paid time off. Notwithstanding the fact that an employee shall otherwise be eligible to participate in the Plan, in the event any such employee shall be on a non-pay status for more than an aggregate of 4 weeks during any single Quarterly Plan Period, such employee shall not be eligible for such Quarterly Plan Period. In determining eligibility, there is included regular service with any Participating Employer or with a corporation whose assets have heretofore been acquired by any Participating Employer.

     5.   Entry Dates.  Eligible employees can enter or re-enter for
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participation in the Plan only as of the January 1, April 1, July 1 and October
1 entry dates next following
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delivery to their Participating Employer of an executed application for payroll deduction authorization; provided, however, that an eligible employee can enter or re-enter the Plan only after giving his or her Participating Employer no less than 30 days' prior written notification of such intention to enter or re-enter.

     6.   Duration of the Plan; Amendment.  The Board of Directors of the
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Corporation may, at any time, or from time to time, amend, modify, suspend or terminate the Plan, in full or in part. The Plan shall continue in force and effect until duly suspended or terminated by appropriate action of the Board of Directors of the Corporation. The Board of Directors of the Corporation shall have the sole and exclusive right, either as to any employee or any Participating Employer, or both, to suspend or terminate the Plan at any time, including, without limitation, at any time during or in the midst of any Quarterly Plan Period. Any Participating Employer may withdraw from the Plan at any time by resolution of its Board of Directors. The Corporation, or other Participating Employer, shall promptly give notice of any suspension, termination, amendment or modification to the employees affected, and in the event of termination shall promptly distribute to participating employees all balances in their respective accounts.

     7.   Contributions Under the Plan.  Each eligible employee may elect to
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make contributions to an account established for the employee (the "Stock
Purchase Account") for the purposes of purchasing Common Stock of the Corporation ("Common Stock") pursuant to the Plan by payroll deductions of an amount up to, but not exceeding, 10%, in whole percent increments of his or her annual compensation from the Participating Employer. Annual compensation shall include wages, salary, overtime pay, cash bonuses and cash commissions, but shall exclude indirect payments such as contributions by the Participating Employer to any profit sharing plan, pension plan, welfare plan, group insurance plan, or other plan. Subject to this maximum, an employee may elect in writing to increase or decrease his or her rate of contribution effective at the beginning of the next subsequent Quarterly Plan Period following receipt by his or her Participating Employer of such written election; provided, however, no such change in the amount of payroll deductions shall be effective prior to the expiration of 30 days after the receipt by the Participating Employer of such written election. The amount of each participating employee's contribution shall be credited to such employee's Stock Purchase Account on the books of the Corporation, but without interest, as soon as practical after each pay day. The "Stock Purchase Date" shall be the last day of each Quarterly Plan Period or the next succeeding business day if the last day of the Quarterly Plan Period is not a business day.

     8.   Accounts.  Individual Stock Purchase Accounts shall be kept on the
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books of the Corporation with respect to each participating employee in such manner as is prescribed by the Committee. Each participating employee will receive a statement following each Stock Purchase Date showing the following information: (i) number of shares purchased for the employee on such Stock Purchase Date; (ii) the price paid per share; (iii) the market value of the Common Stock on the Stock Purchase Date; (iv) the
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average price during the preceding Quarterly Plan Period; (v) the amount of employee funds applied to the purchase; (vi) the balance in the employee's account; and (vii) certain additional information for use in preparation of the employee's income tax return.

     9.   Purchase of Shares.  On each Stock Purchase Date, the Corporation
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shall apply the funds then accumulated in each participating employee's Stock
Purchase Account to the purchase of whole shares of the Common Stock. The Corporation may issue stock from authorized and unissued stock, treasury stock, or stock purchased in the open market for this purpose. Any balance remaining credited to the participating employee's Stock Purchase Account after the purchase of the maximum number of full shares shall be retained in the account and treated as part of the accumulations for the succeeding Quarterly Plan Period.

     The purchase price of shares purchased under the Plan shall be the lower of
(a) the current market value of the Common Stock on the Stock Purchase Date, or
(b) the average of the closing sales prices of the Common Stock on the national securities exchange for each trading day of the full Quarterly Plan Period next preceding the Stock Purchase Date (if the stock is not traded on each day, the previous day's closing sale price will be used for that day). In determining such average prices, appropriate adjustments shall be made to reflect any stock dividends or stock splits, recapitalizations or reorganizations made during the quarter.

     10.  Number of Shares Subject to the Plan.  Subject to the provisions of
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Section 15 below (relating to adjustments upon changes in capitalization) a total of 1,000,000 shares of Common Stock may be purchased under the Plan. Unless the Board of Directors of the Corporation approves the purchase of additional shares hereunder, the Plan shall automatically terminate at such time as all of said shares have been purchased hereunder. In the event of such automatic termination, the remaining available shares shall be prorated in the most equitable manner practicable to the accounts of all the participating employees as of the last Stock Purchase Date upon which any of such shares are available, and the remaining account balances shall be treated as if all participating employees had withdrawn pursuant to Paragraph 12 hereof. Nothing contained herein shall in any way limit the right of the Corporation to suspend, terminate, amend or modify the Plan or any Participating Employer to withdraw from the Plan as provided in Paragraph 6 of the Plan.

     11.  Issuance of Stock.  Any stock purchased by any participating employee
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pursuant to the Plan shall be issued and delivered by the Corporation directly to such employee. The Plan and the issuance of securities hereunder are subject to all applicable federal and state laws, rules and regulations and such approvals by any regulatory or governmental agency which may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no shares of Common Stock may be issued hereunder unless and until all legal and regulatory requirements applicable to the issuance have, in the opinion of counsel to the
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Corporation, been complied with. Notwithstanding anything to the contrary herein, however, the Corporation shall not be obligated to issue any stock until it is listed or authorized to be added to the list upon official notice of issuance upon any stock exchange where the Common Stock may at the time be listed. The Corporation may, as a condition precedent to the transfer of any stock, require the employee to give such assurances as requested to assure compliance with all applicable legal requirements.

     The Common Stock will be issued as of each Stock Purchase Date, and certificates representing these shares will be delivered to participating employees within a reasonable period after each such Stock Purchase Date.

     12.  Withdrawal.  The execution by a participating employee of a payroll
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deduction authorization does not constitute a commitment on his or her part to buy stock, and he or she may cancel such authorization at any time prior to a Stock Purchase Date by withdrawing from the Plan 10 days prior to the next Stock Purchase Date. An employee's participation in the Plan will be terminated when the employee (a) voluntarily elects to cancel and to withdraw his or her entire accumulated individual contributions then credited to his or her Stock Purchase Account or (b) ceases to be eligible pursuant to Paragraph 4. Any election by an employee to cancel and withdraw his or her contributions from a Stock Purchase Account shall not be effective until such written election is given by such employee in writing and received by the Corporation or other Participating Employer. Upon termination, any funds contributed by the employee and remaining in his or her account shall be returned to him or her. If an employee dies, any balance in his or her Stock Purchase Account will be paid in the same manner as prescribed by law for balances due him or her from his or her payroll account.

     13.  Assignment of Interest in Plan.  Except for the provisions in
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Paragraph 12 relating to the distribution of an employee's interest upon his or her death, the rights of a participating employee under the Plan are not assignable by him or her by operation of law or otherwise. No person has or may create a lien on any funds held under the Plan.

     14.  Rights as a Stockholder.  A participating employee shall have no
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voting or other rights as a stockholder with respect to any unissued shares of stock covered by the Plan until the date of the issuance or delivery of a stock certificate to him or her for such shares, except as the Committee shall deem necessary in its sole discretion to carry out the purposes of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificates are issued or delivered, except as the Committee shall determine in its sole discretion.

     15.  Adjustments Upon Changes in Capitalization.  If the outstanding shares
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of the Common Stock are increased, decreased, changed into, or exchanged for, a different number or kind of shares or securities of the Corporation through a reorganization or merger
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in which the Corporation is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of shares that may be issued under the Plan.

     Upon the dissolution or liquidation, or upon a reorganization, merger or consolidation of the Corporation with one assets or properties of the Corporation to another entity, the Plan shall terminate, and any outstanding rights hereunder shall terminate and the Corporation thereupon shall promptly refund the balance of the respective Stock Purchase Accounts to each participating employee, unless (i) the Committee shall determine, in its sole and absolute discretion, that any and all rights to purchase Common Stock under the Plan shall accelerate and become immediately exercisable or (ii) provision shall be made in connection with such transaction for the assumption by the acquiring entity of the purchase rights theretofore granted hereunder, or for the substitution of such rights with new rights covering the stock of a successor employer entity, or an affiliate thereof, with appropriate adjustments as to number and kind of shares and prices. If the Committee determines to accelerate any or all rights to purchase shares of Common Stock, the acceleration date designated by the Committee shall be deemed to be the Stock Purchase Date for the purpose of computing the purchase price.

     In so adjusting the number and kind of shares that may be issued under the Plan, or in determining that no such adjustment is necessary, any determination by the Committee shall be conclusive.

     16.  Indemnification of Board of Directors. In addition to such other
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rights of indemnification as they may have as directors of the Corporation, the members of the Committee and the other directors of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with any action, suit or proceeding or any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any shares purchased or issued hereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that any such individual is liable for gross negligence or willful misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding the defendant(s) shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

     17.  Application of Funds; No Interest Paid.  The net proceeds received by
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the Corporation from the sale of Common Stock pursuant to the Plan will be included in the general funds of the Corporation free of any trust or other restriction and may be used for general corporate purposes. Under no circumstances shall interest on amounts held in a
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participating employee's Stock Purchase Account be paid to any participating employee or credited to any employee's Stock Purchase Account, except as determined by the Committee in its sole and absolute discretion.

     18.  Employment.  The purchase of any Common Stock pursuant to the Plan
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will not confer upon any recipient thereof any rights of employment with any
Participating Employer or affect the right of any Participating Employer to terminate the employment of the recipient at any time.

     19.  Participation in Predecessor Plan.  To the extent an eligible employee
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has contributions held in an account established for such employee pursuant to the Corporation's predecessor Employee Stock Purchase Plan as amended and restated through June 16, 1998 (the "Predecessor Plan") during the Quarterly Plan Period in which the Plan is adopted by the Corporation's Board of Directors, then all such amounts shall be automatically transferred to and deposited in a Stock Purchase Account established for the eligible employee under the Plan. In addition, all elections to make contributions to purchase stock made under the Predecessor Plan by an employee eligible to participate in the Plan shall be deemed to have been made under the Plan and such employee shall automatically be deemed to be participating herein, with all contributions made after the effective date of the Plan to be deposited in such participating employee's Stock Purchase Account for the purpose of purchasing Common Stock on the next applicable Stock Purchase Date in accordance with the Plan.

     20.  Headings.  Headings are provided herein for convenience only and shall
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not serve as a basis for interpretation or construction of the Plan.

     21.  Governing Law.  The Plan shall governed by, and construed and enforced
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in accordance with, the laws of the State of Georgia.  If any provision which shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

     22.  Effective Date.  The Plan shall be effective as of the date on which
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it is adopted by the Board of Directors of the Corporation.
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The Corporation has caused the following officers to execute the Plan to evidence that the Plan has been approved by the Corporation's Board of Directors.


                                 SCIENTIFIC-ATLANTA, INC.



                                 By:  /s/ Brian C. Koenig
                                     --------------------------
                                     Brian C. Koenig
                                     Senior Vice President -
                                     Human Resources


                                 By:  /s/ William E. Eason, Jr.
                                     --------------------------
                                     William E. Eason, Jr.
                                     Senior Vice President,
                                     General Counsel and
                                     Corporate Secretary